UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2004

Donar Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49649	23-3083371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Hamilton Street, #520, Philadelphia, PA	19130-3883
(Address of principal executive offices)	(Zip Code)

(215) 893-3662

(Registrant’s telephone number, including area code)

Not applicable

(Former name, address and telephone number)

ITEM 1.	CHANGES IN CONTROL OF REGISTRANT

(a) On June 11, 2004, Edwin A. McGusty acquired 8,651,447 restricted common shares of the Company from William Tay in a private purchase transaction. Mr. McGusty paid the sum of $500,000 cash to Mr. Tay. At the closing on June 11, 2004, 8,333,647 common shares were delivered with the understanding the balance of 317,800 shares will be delivered as soon as possible after the closing for no additional charge. The source of considerations paid for the shares was Mr. McGusty’s personal funds. Mr. McGusty became the “control person” of the Registrant as that term is defined in the Securities Act of 1933, as amended, by virtue of the acquisition of the shares and election to serve as the sole director and executive officer of the Company. Simultaneously with this transaction, (a) Mr. Tay resigned as the sole director of the Company, effective as of the effective date of the election of the new Board, and (b) Mr. Tay, as sole director of the Company, elected Mr. McGusty to serve as sole director of the Company effective as of the expiration of the he ten (10) day notice period required under Rule 14f-1 of the Securities and Exchange Act of 1934. Simultaneously with this transaction, Mr. Tay resigned as an officer of the Company, effective immediately, and, as sole director, named Mr. McGusty to serve as President, Vice President, and Secretary of the Company, effective immediately.

The Company has 9,289,647 shares of common stock outstanding.

A copy of the Stock Purchase Agreement reflecting the sale of the 8,651,447 shares is attached hereto as an exhibit. The foregoing description is qualified by reference to such exhibit.

(b) The following table sets forth certain information regarding beneficial ownership of the common stock of the Company as of June 11, 2004, giving effect to the transfer of shares from Mr. Tay to Mr. McGusty and the election of Mr. McGusty as the sole director and officer of the Company:

•	each person or entity known to own beneficially more than 5% of the common stock;

•	each of the Company’s directors;

•	each of the Company’s named executive officers; and

•	all executive officers and directors of the Company as a group.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Common Stock	Edwin A. McGusty 8649 N. Himes, Suite 1513 Tampa, FL 33614	8,651,447	93%

Common Stock	All Officers and Directors as a Group (1 person)	8,651,447	93%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power.

(2)	Based upon 9,289,647 shares issued and outstanding.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS

EXHIBITS

1.1.	Capital Stock Purchase Agreement between William Tay and Edwin A. McGusty, dated as of June 7, 2004.

1.2	Letter agreement dated June 4, 2004 from Edwin McGusty to William Tay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DONAR ENTERPRISES, INC.

/s/ Edwin A. McGusty
Edwin A. McGusty, President

Date: June 11, 2004